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                                                                    EXHIBIT 2.1




                        AGREEMENT AND PLAN OF MERGER

                 AGREEMENT AND PLAN OF MERGER, dated as of April 19, 1997 by and among Urohealth Systems, Inc., a Delaware corporation ("UROHEALTH"), Urohealth Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Urohealth ("UROHEALTH SUB"), and Imagyn Medical, Inc., a Delaware corporation ("IMAGYN"). The parties hereto are sometimes hereinafter referred to collectively as the "Companies" or the "Constituent Corporations," or individually as a "Company" or a "Constituent Corporation."

                 WHEREAS, the respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective stockholders that Imagyn be acquired by Urohealth, and, in furtherance thereof, the Boards of Directors of the Constituent Corporations have approved, as applicable, the merger of Urohealth Sub with and into Imagyn, upon the terms and subject to the conditions set forth herein (the "MERGER"); and

                 WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and be treated as a pooling of interests under Accounting Principles Board Opinion No. 16 ("APB Opinion No. 16");

                 NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                  THE MERGER

                 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof) of the Merger, Urohealth Sub shall be merged with and into Imagyn, with Imagyn being the surviving corporation in the Merger (the "SURVIVING CORPORATION") and the separate existence of Urohealth Sub shall thereupon cease. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the "DGCL"). From and after the Effective Time of the Merger, the Surviving Corporation shall be a wholly owned subsidiary of Urohealth.

                 1.2 Effective Time of the Merger. The Merger shall become effective upon the completion of the filing of a properly executed Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Merger of Imagyn and Urohealth Sub, which filing shall be made on the Closing Date after satisfaction of the conditions set forth in Article
VII. When used in this Agreement, the term "EFFECTIVE TIME" with respect to the Merger shall mean the date and time at which the Certificate of Merger is successfully filed.




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                                   ARTICLE II
                    UROHEALTH AND THE SURVIVING CORPORATION

                 2.1 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of Urohealth Sub shall be the Certificate of Incorporation of the Surviving Corporation with the name of Urohealth Sub therein changed to Imagyn.

                 2.2 Bylaws of the Surviving Corporation. The Bylaws of Urohealth Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation of the Merger until thereafter amended in accordance with applicable law.

                 2.3      Directors and Officers of the Surviving Corporation.

                          (a)     The directors of Urohealth Sub at the
Effective Time shall be the initial directors of the Surviving Corporation of the Merger and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                          (b)     The officers of Urohealth Sub at the
Effective Time shall be the initial officers of the Surviving Corporation of the Merger and shall hold office from the Effective Time successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE III
                              CONVERSION OF SHARES

                 3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                          (a)     Subject to Section 3.5 hereof, each share of
common stock, par value $.001 per share, of Imagyn (an "IMAGYN SHARE") issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares as defined in Section 3.7 below and Imagyn Shares held by Urohealth or any subsidiary of Urohealth, if any), shall be converted at the Effective Time into the right to receive 1.0358 shares (the "EXCHANGE RATIO") of common stock, par value $.001 per share, of Urohealth together with the corresponding preferred share purchase rights associated with such shares of Urohealth common stock as defined in the Urohealth Rights Agreement ("UROHEALTH SHARES"). All references herein to Urohealth Shares or Urohealth Common Stock, including the Urohealth Shares issuable in the Merger, shall be deemed to include the associated preferred share purchase rights except where the context otherwise clearly requires.





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                          (b)     At the Effective Time, all Imagyn Shares
(other than the Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any Imagyn Shares shall thereafter represent the right to receive (i) the number of whole Urohealth Shares and
(ii) cash in lieu of fractional shares, into which such Imagyn Shares have been converted. Certificates representing Imagyn Shares shall be exchanged for (i) certificates representing whole Urohealth Shares and (ii) cash in lieu of fractional shares issued in consideration therefor upon the surrender of such certificate in accordance with the provisions hereof. If prior to the Effective Time, Urohealth or Imagyn should split or combine the Imagyn Shares or the Urohealth Shares, or pay a stock dividend or other stock distribution in Urohealth Shares or Imagyn Shares, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution.

                          (c)     Each Imagyn Share held in the treasury of
Imagyn (or a subsidiary of Imagyn) and each such Imagyn Share held by Urohealth or any subsidiary of Urohealth immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no Urohealth Shares shall be issued in exchange therefor. All Urohealth Shares owned by Imagyn or any subsidiary shall become treasury stock of Urohealth.

                          (d)     Each share of Common Stock of Urohealth Sub
issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation of the Merger.

                 3.2      Exchange of Shares.

                          (a)     Prior to the Effective Time, Urohealth shall
select and enter into an agreement with a bank or trust company to act as Exchange Agent hereunder (the "EXCHANGE AGENT"). No later than the Effective Time, Urohealth shall make available, and each holder of Imagyn Shares (other than Excluded Shares) will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such Imagyn Shares for cancellation, certificates representing the number of Urohealth Shares into which such Imagyn Shares are converted in the Merger. The Urohealth Shares into which the Imagyn Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

                          (b)     As soon as reasonably practicable after the
Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Imagyn Shares (the "CERTIFICATES") whose Imagyn Shares were converted into Urohealth Shares pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the





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Exchange Agent and shall be in such form and have such other provisions as
Urohealth and Imagyn may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Urohealth Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Urohealth Shares which such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this Article III.

                          (c)     In the event that any stock certificate
representing Imagyn Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, Urohealth will issue or cause to be issued in exchange for such lost, stolen or destroyed certificate the number of Urohealth Shares into which such shares are converted in the Merger in accordance with this Article III. When authorizing such issuance in exchange therefor, the Board of Directors of Urohealth may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give Urohealth a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against Urohealth with respect to the certificate alleged to have been lost, stolen or destroyed.

                 3.3 Stock Options, Warrants, Debentures and Other Agreements. As of the Effective Time, any stock options, warrants, convertible securities or other contractual commitments to purchase or issue Imagyn Shares that are outstanding at the Effective Time (whether or not contingent or otherwise requiring further stockholder approval) shall be assumed by Urohealth and converted into an option, warrant, convertible security or other contractual commitment as the case may be, to purchase or issue, on the same terms and conditions (including, without limitation, the date and exercise provisions) as were applicable prior to the Effective Time, the number of Urohealth Shares equal to the number of Imagyn Shares subject to such stock option, warrant, convertible security or other contractual commitment multiplied by the Exchange Ratio, at an exercise price per Urohealth Share equal to the former exercise price per Imagyn Share under such stock option, warrant, convertible security or other contractual commitment immediately prior to the Effective Time (without taking into account any anti-dilution formula) divided by the Exchange Ratio; provided, however, that in the case of any employee stock option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. No stock option or warrant shall be converted into an option or warrant to purchase a partial Urohealth Share. Except as provided above, the converted stock options, warrants, convertible securities or other contractual commitments shall be assumed by Urohealth under their same terms and conditions, but shall not be subject to further stockholder approval.

                 3.4 Dividends; Transfer Taxes. No dividends that are declared on Urohealth Shares will be paid to persons entitled to receive certificates representing Urohealth Shares until





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such persons surrender their certificates representing Imagyn Shares.  Upon such surrender, there shall be paid to the person in whose name the certificates representing such Urohealth Shares shall be issued any dividends which shall have become payable with respect to such Urohealth Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any Urohealth Shares are to be issued in a name other than that in which the certificate representing Imagyn Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Urohealth Shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Imagyn Shares for any Urohealth Shares or dividends thereon or, in accordance with Section 3.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.

                 3.5 No Fractional Securities. No certificates or scrip representing fractional Urohealth Shares shall be issued upon the surrender for exchange of certificates representing Imagyn Shares pursuant to this Article III and no dividend, stock split-up or other change in the capital structure of Urohealth shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Imagyn Shares who would otherwise have been entitled to a fraction of a Urohealth Share upon surrender of stock certificates for exchange pursuant to this Article III shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the average closing price for a Urohealth Share on The Nasdaq Stock Market National Market for the five trading days immediately following the Closing Date (as defined below).

                 3.6 Closing of Transfer Books. At the Effective Time, the stock transfer books of Imagyn shall be closed and no transfer of Imagyn Shares shall thereafter be made. If, after the Effective Time, certificates representing Imagyn Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing Urohealth Shares in accordance with the terms hereof. At and after the Effective Time, the holders of Imagyn Shares to be exchanged for Urohealth Shares pursuant to this Agreement shall cease to have any rights as stockholders of Imagyn except for the right to surrender such stock certificates in exchange for Urohealth Shares as provided hereunder.

                 3.7 Dissenting Shares. If holders of Imagyn Shares are entitled to dissent from the Merger and demand appraisal of any such Imagyn Shares in accordance with the provisions of the DGCL concerning the right of such holders to dissent from the Merger and demand appraisal of their shares ("DISSENTING HOLDERS"), any Imagyn Shares held by a Dissenting Holder as to which appraisal has been so demanded ("EXCLUDED SHARES") shall not





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be converted as described in Section 3.1, but shall from and after the
Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the DGCL; provided, however, that each Imagyn Share held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal with respect to such Imagyn Shares, in either case pursuant to the DGCL, shall not be deemed Excluded Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive Urohealth Shares in accordance with the Exchange Ratio.

                 3.8 Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Morrison & Foerster LLP, 19900 MacArthur Boulevard, 12th Floor, Irvine, California 92612, at 9:00 a.m., local time, on the first business day (the "CLOSING DATE") after the later of (a) the day on which the later to occur of the stockholders' meetings referred to in Section 6.4 hereof shall have occurred or (b) the day on which all of the conditions set forth in Article VII hereof are satisfied or waived, or at such other date, time and place as the Companies shall agree.

                 3.9 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of any Constituent Corporation, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Constituent Corporations, in the name of and on behalf of any Constituent Corporation as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF UROHEALTH AND IMAGYN

                 As used in this Agreement, (i) the term "Material Adverse Effect" means, with respect to Urohealth or Imagyn, as the case may be, a material adverse effect on the business, assets, results of operations or financial condition of such party and its subsidiaries taken as a whole or on the ability of such party to perform its obligations hereunder and (ii) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership and limited partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.





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                 Each of Urohealth and Imagyn represents and warrants, with respect to itself and its subsidiaries, to the other, except as disclosed to the other in writing by letter dated as of the date hereof, as follows:

                 4.1 Organization. Such Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Such Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect. Each corporate subsidiary of such Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not have a Material Adverse Effect.

                 4.2 Capitalization. As of the date hereof, the authorized capital stock of such Company is as set forth in Exhibit 4.2 hereto. As of the date hereof, the number of shares of capital stock of such Company which are issued and outstanding is as set forth in Exhibit 4.2 hereto. All of the issued and outstanding shares of capital stock of such Company are validly issued, fully paid and non- assessable and free of preemptive rights or similar rights created by statute, the Certificate or Articles of Incorporation or Bylaws of such Company or any agreement by which such Company or any of its subsidiaries is a party or by which it is bound. Except (a) as set forth above or, (b) as disclosed in Exhibit 4.2 hereto, there are not as of the date of this Agreement any shares of capital stock of such Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating such Company to issue, transfer or sell any shares of its capital stock. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of such Company may vote ("VOTING DEBT") were issued and outstanding with respect to such Company.

                 4.3 Authority Relative to this Agreement. Such Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by such Company and the consummation by such Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of such Company, and, except for approval by the requisite votes cast by such Company's stockholders at





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the meeting provided for in Section 6.4, no other corporate proceedings on the part of such Company are necessary to approve this Agreement or the transactions contemplated hereby.

                 4.4 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, and, as applicable, filing and recordation of a Certificate of Merger as required by the DGCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by such Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by such Company, nor the consummation by such Company of the transactions contemplated hereby, nor compliance by such Company with any of the provisions hereof, will
(a) result in any breach of the Certificate of Incorporation or Bylaws of such Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which such Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults that would not have a Material Adverse Effect.

                 4.5 Reports and Financial Statements. Such Company has filed all reports required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since January 1, 1994, in the case of Urohealth, and since May 30, 1996 in the case of Imagyn, including, without limitation, audited financial statements for the year ended December 31, 1996 (in the case of Imagyn) and for the year ended March 31, 1996 (in the case of Urohealth) (collectively, the "SEC REPORTS"), and has previously furnished or made available to the other Company true and complete copies of all such SEC Reports. None of such SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the SEC Reports fairly presents in all material respects the consolidated financial position of such Company and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of such Company and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and





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subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

                 4.6 Absence of Certain Changes or Events. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, since December 31, 1996, neither such Company nor any of its subsidiaries has: (a) taken any of the actions set forth in Sections 5.1(b), 5.1(c) or 5.1(e) hereof;
(b) incurred any liability material to the Company and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices; (c) suffered a change in the business, assets, financial condition or results of operation of such Company or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; or (d) subsequent to the date hereof, except as permitted by Section 5.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

                 4.7 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by such Company to be included in (a) the Registration Statement on Form S-4 (or S-1 or such other form required or deemed appropriate by the SEC) to be filed with the SEC by Urohealth under the Securities Act for the purpose of registering the Urohealth Shares to be issued in the Merger pursuant to this Agreement (the "REGISTRATION STATEMENT") and (b) the joint proxy statement to be distributed in connection with the meetings of stockholders of the Companies to vote upon this Agreement (the "PROXY STATEMENT"), will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of each of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement insofar as it pertains to such Company will comply as to form in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder. The Proxy Statement insofar as it pertains to such Company will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

                 4.8 Litigation. As of the date of this Agreement, except as disclosed in the SEC Reports filed prior to the date of this Agreement and except to the extent that individually and in the aggregate they would not reasonably be expected to have a Material Adverse Effect: (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of such Company, threatened against or involving such Company or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against such Company or any of its subsidiaries; and
(iii) such Company





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and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions or orders outstanding against them. Such Company has furnished to the other Companies in writing, a description of all litigations, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending, or to its best knowledge, threatened against or involving such Company or any of its subsidiaries, or any of their properties or rights as of the date hereof.

                 4.9      Contracts.

                          (a)     Each of the material contracts, instruments,
mortgages, notes, security agreements, leases, agreements or understandings, whether written or oral, to which such Company or any of its subsidiaries is a party that relates to or affects the assets or operations of such Company or any of its subsidiaries or to which such Company or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of such Company and in full force and effect (with respect to such Company or such subsidiary), except for where the failure to be in full force and effect would not individually or in the aggregate, have a Material Adverse Effect. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in writing to the other Companies pursuant hereto, there are no existing defaults by such Company or any of its subsidiaries thereunder or, to the knowledge of such Company, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect; and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by such Company or any of its subsidiaries thereunder which default would, individually or in the aggregate, have a Material Adverse Effect.

                          (b)     Except as set forth in such Company's SEC
Reports (including the exhibits thereto) filed prior to the date of this Agreement and except for this Agreement, as of the date of this Agreement neither such Company nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days or less notice involving the payment of more than $50,000 per annum ($200,000 per annum in the case of Urohealth), in the case of any such agreement with an individual, (ii) joint venture agreement, (iii) non-competition or similar agreements that restricts such Company or its subsidiaries from engaging in a line of business,
(iv) agreement with any executive officer or other employee of such Company or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving such Company of the nature contemplated by this Agreement and which provides for the payment of in excess of $10,000 ($200,000 in the case of Urohealth), (v) agreement with respect to any executive officer of such Company or any subsidiary providing any term of employment beyond one year or compensation guaranty in excess of $75,000 per annum ($200,000 per annum in the case of Urohealth), or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits





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of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                 4.10       Employee Benefit Plans.

                            (a)     Such Company has previously delivered to
the other Company a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), policy or agreement that is maintained (all of the foregoing, the "BENEFIT PLANS"), or is or was contributed to by such Company or pursuant to which such Company or any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), which together with such Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA, is still potentially liable for payments, benefits or claims. A copy of each Benefit Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement and a Determination Letter issued by the IRS for each Benefit Plan have heretofore been delivered to the other Company. No Benefit Plan was or is subject to Title IV of ERISA or Section 412 of the Code (including any "multiemployer plan," as defined in Section 3(37) of ERISA).

                            (b)     Each of the Benefit Plans that is subject
to ERISA is in substantial compliance with ERISA; each of the Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; and no event has occurred, and to such Company's knowledge, there exists no condition or set of circumstances, in connection with which such Company or any ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law with respect to any Benefit Plan.

                            (c)     All contributions or other amounts payable
by such Company or its subsidiaries through December 31, 1996 with respect to each Benefit Plan in respect of current or prior plan years have been either paid or accrued on the most recent financial statements of such Company made available to the other Company. Any contributions or other amounts payable by such Company or its subsidiaries for periods between December 31, 1996 and the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been or will be either paid or accrued in the normal course of business on the books and records of such Company at or prior to the Effective Time. There are no pending, or, to the best knowledge of such Company, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the Benefit Plans or any trusts or other funding vehicles related thereto.

                            (d)     No Benefit Plan provides benefits,
including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA,
Section 4980B of the Code or any comparable state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of such Company or the ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary.


                 4.11 Taxes. For the purposes of this section, the term "TAX" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on such Company or any of its Tax Affiliates as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties or assessments of any nature, whatsoever. Such Company has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed by each of its and any member of its consolidated, combined, unitary or similar group (each such member a "TAX AFFILIATE"). Such returns, reports and other information are accurate and complete in all material respects. Such Company has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither such Company nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither such Company nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed or assessed. No waiver or extension of time to assess any taxes has been given or requested. Neither such Company nor any of its Tax Affiliates has been a member of an affiliated group of corporations filing a consolidated federal income tax return, except for an affiliate group as to which such Company was the common parent. Neither such Company nor any of its Tax Affiliates has ever been a party to any tax sharing agreement. Neither such Company nor any of its Tax Affiliates has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a non-deductible expense pursuant to Section 280G of the Code or an excise tax pursuant to Section 4999 of the Code. Neither such Company nor any of its Tax Affiliates' federal and state income tax returns have been audited by the Internal Revenue Service or comparable state agencies.

                 4.12 Compliance With Applicable Law. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, such Company and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of such Company and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to such Company or any of its subsidiaries, except to the extent that the failure to hold any such licenses, franchises, permits or authorizations, or any such violation, would not, individually or in the aggregate, have a Material Adverse Effect.

                 4.13 Subsidiaries. Exhibit 21.1 to the most recent Form 10-K included in the SEC Reports of such Company lists all the subsidiaries of such Company as of the date of this Agreement and indicates for each such corporate subsidiary as of such date the jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries are (i) held by such Company or one of such wholly-owned subsidiaries, (ii) fully paid and non-assessable, and (iii) owned by such Company or one of such wholly-owned subsidiaries free and clear of any claim, lien or encumbrance.

                 4.14 Labor and Employment Matters. (a) Such Company and its subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act ("WARN"), and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) to the knowledge of such Company, no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of such Company is any such investigation threatened or has any such investigation occurred during the last three years, and no governmental entity has provided any notice to such Company or any of its subsidiaries or otherwise asserted an intention to conduct any such investigation; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against such Company or any of its subsidiaries; (d) no union representation question or union organizational activity exists respecting the employees of such Company or any of its subsidiaries; (e) no collective bargaining agreement exists which is binding on such Company or any of its subsidiaries; (f) neither such Company nor any of its subsidiaries has experienced any material work stoppage or other material labor difficulty; and (g) in the event of termination of the employment of any of the current officers, employees or agents (or, in the case of directors, termination of service as a director) of such Company or any of its subsidiaries, neither such Company, any of its subsidiaries, any other company, the Surviving Corporation, nor Urohealth nor any other subsidiaries of such Company, will pursuant to any agreement or by reason of anything done prior to the Effective Time by such Company or any of its subsidiaries be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment health (other than pursuant to COBRA) or insurance benefits.

                 4.15 Insurance. As of the date hereof, such Company and each of its subsidiaries are insured by insurers reasonably believed by such Company to be of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring such Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. As of the date hereof, there are no material claims by such Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

                 4.16 Contracts with Physicians, Hospitals, HMOs and Third Party Providers. Such Company has made available to representatives of the other Company copies (or in the case where no written documentation exists, a summary) of all outstanding contracts, partnerships, joint ventures and other arrangements or understandings (written or oral) between (a) such Company or any of its subsidiaries and (b) any physician, hospital, HMO, other managed care organization, or other third-party provider relating to the provision of medical or consulting services, treatments, patient referrals or similar activities.

                 4.17 Section 203 of the DGCL. The provisions of Section 203 of the DGCL will not, prior to the termination of this Agreement, assuming the accuracy of the representations contained in Section 4.18 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Merger or the transactions contemplated hereby and thereby.

                 4.18 Ownership of Shares. As of the date hereof, neither such Company nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of another Company which in the aggregate represent 10% or more of the outstanding shares of capital stock of any other Company.

                 4.19       FDA Matters.

                            (a)     Such Company and each of its subsidiaries
is, and the products sold by such Company and each of its subsidiaries are, in compliance in all material respects with all current applicable laws, statutes, rules, regulations, standards, guides or orders administered or issued by the Federal Food and Drug Administration or any other federal, foreign, state or local agency or governmental body ("GOVERNMENTAL AUTHORITY") having regulatory authority over the products of such Company and its subsidiaries (the "FDA").

                            (b)     The manufacturing operations of such
Company and each of its subsidiaries is in compliance in all material respects with all applicable laws, statutes, rules, regulations, standards, guides or orders administered or issued by the FDA or Governmental Authority relating to the methods and materials used in, and the facilities and controls used for, the manufacture, processing, packaging, labeling, storage and distribution of the products manufactured by such Company, including current Good Manufacturing Practice requirements. Further, no governmental action has been taken or is in the process of being taken that could halt or enjoin the manufacturing operations of such Company or subject the manufacturing operations of such Company to regulatory enforcement action.

                            (c)     Such Company or its subsidiaries have not
received from the FDA, and none of them has knowledge of any facts which would furnish any reasonable basis for, any notice of adverse findings, Form 483 inspectional observations, regulatory letters, warning letters, Section 305 notices or other similar communications from the FDA or other Governmental Authority, and there have been no seizures conducted or threatened by the FDA or other Governmental Authority, and no recalls, market withdraws, field notifications, notifications of misbranding or adulteration, or alerts conducted, requested or threatened by the FDA or other Governmental Authority relating to the products sold by such Company or any of its subsidiaries.

                            (d)     Each premarket approval ("PMA") and
premarket notification ("510(K)") submission and related documents and information for each of the products of such Company and its subsidiaries is in compliance in all material respects with the applicable federal statutes, rules, regulations, standards, guides or orders administered or promulgated by the FDA or other Governmental Authority and all preclinical and clinical studies have been conducted with current Good Clinical and Good Laboratory Practices in all material respects. Such Company has disclosed in writing to the other Company a complete and accurate list of all products of such Company and its subsidiaries indicating (i) which products are marketed under an approved or cleared FDA authority (e.g., PMA, PMA supplement, 510(k) or IDE) and identifying such authority, and (ii) which products are not marketed under an approved or cleared FDA authority, and indicating why such products are being marketed without such authority. Such listing also contains a complete and accurate list of all PMA applications, PMA supplements, 510(k) submissions and IDE submissions of such Company or any of its subsidiaries currently pending with the FDA.

                            (e)     Such Company and its subsidiaries are not
aware of any facts which are reasonably likely to cause (i) the denial, withdrawal, recall or suspension of any products sold or intended to be sold by such Company or any of its subsidiaries, or (ii) a change in the marketing classification or labeling of any such products, or (iii) a termination or suspension of marketing of any such products.

                            (f)     None of the products manufactured, marketed
or sold by such Company or any of its subsidiaries has been recalled or subject to a field notification (whether voluntarily or otherwise), and such Company and its subsidiaries have not received notice

(whether completed or pending) of any proceeding seeking recall, suspension or seizure of any products sold or proposed to be sold by such Company or any of its subsidiaries.

                 4.20       Proprietary Rights.

                            (a)     Such Company has previously disclosed in
writing to the other Company a listing of all of such Company's domestic or foreign federal, state and foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of such Company's patents and copyrights and all pending applications therefor, all other trademarks and other marks, trade names and other trade rights or in which such Company has any interest whatsoever, and all other trade secrets, designs, plans, specifications, technical information and other proprietary rights of such Company, whether or not registered, created or used by or on behalf of such Company (collectively "PROPRIETARY RIGHTS"). Such listing (the "PROPRIETARY RIGHTS LIST") also sets forth: (i) for each patent and registered design, the number, normal expiration date and subject matter for each country in which such patent or registered design has been issued, (ii) for each patent application and registered design application, the application number, date of filing and subject matter for each country, (iii) for each trademark, the trademark application serial number or the trademark registration number, the trademark class of goods covered and the trademark expiration date for each country in which a trademark has been registered, (iv) for each service mark, the service mark serial number or the service mark registration number, the service mark class of goods covered and the service mark expiration date for each country in which a service mark has been registered and (v) for each copyright, the copyright number and date of filing for each country in which a copyright has been filed. The Proprietary Rights listed in the Proprietary Rights List of such Company are all those used by such Company in connection with its business. True and correct copies of all patents, and all pending applications for patents, owned, controlled, created or used by or on behalf of such Company or in which such Company has any interest whatsoever have been provided to the other Company. All references in this Section 4.20, to "such Company" shall mean "such Company and each of its subsidiaries."

                            (b)     (i)      No person has a right to receive a
royalty or similar payment in respect of any Proprietary Rights of such Company whether or not pursuant to any contractual arrangements entered into by such Company. Such Company has no licenses granted, sold or otherwise transferred by or to it nor other agreements to which it is a party relating in whole or in part to any of the Proprietary Rights.

                                    (ii)     Such Company owns and has the sole
right to use each of the Proprietary Rights of such Company. Except for applications pending, all of the patents, registered designs and trademarks listed in the Proprietary Rights List of such Company have been duly issued and all of the other Proprietary Rights of such Company exist, are registered and are subsisting. All of the pending patent applications have been duly filed. None of the Proprietary Rights of such Company is involved in any pending or threatened litigation. Such

Company has not received any notice of invalidity or infringement of any rights of others with respect to such trademarks. Such Company has taken all reasonable and prudent steps to protect the Proprietary Rights of such Company from infringement by any other person. No other person (x) has the right to use any such trademarks on the goods on which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such person, to cause confusion with the trademarks or to cause a mistake or to deceive, (y) has notified such Company that it is claiming any ownership of or right to use such Proprietary Rights, or (z) to the best of such Company's knowledge, is infringing upon any such Proprietary Rights in any way. To the best of such Company's knowledge, such Company's use of the Proprietary Rights of such Company is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceedings have been instituted against or notices received by such Company that are presently outstanding alleging that such Company's use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. All of the Proprietary Rights of such Company are valid and enforceable rights of such Company and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement. There are not, and it is reasonably expected that after the Effective Time there will not be, any restrictions on such Company's right to sell products manufactured by or for such Company which relate to the Proprietary Rights of such Company.

                            (c)     No employee of such Company or any of its
subsidiaries is, or is now expected to be, in default under any term of any employment contract, agreement or arrangement relating to any Proprietary Rights of such Company or non-competition agreement, or any other contract or any restrictive covenant relating to the right of any such officer or employee to be employed by such Company or any of its subsidiaries because of the nature of the business conducted or to be conducted by such Company or any of its subsidiaries or relating to the use of any intellectual property of others, and the continued employment of such Company's and its subsidiaries' officers and employees does not subject such Company or any of its subsidiaries to any liability resulting from such a violation.

                 4.21 Owned Property; Facilities. Exhibit 4.21 lists all of such Company's and its subsidiaries' plants, offices, manufacturing facilities, warehouses, improvements, administration buildings and real property (the "FACILITIES") owned or leased by such Company, indicating whether such property is owned or leased.

                 4.22 Compliance With Legislation Regulating Environmental Quality.

                            (a)     For the purposes of this Agreement, the
term "ENVIRONMENTAL LAWS" shall mean all federal, foreign, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, rules, regulations and permit conditions, including but not limited to the Federal Water Pollution Control Act, Resource

Conservation & Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know or other U.S. or foreign federal, state, province, or local laws of similar effect, each as amended as of the Effective Time, and the term "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substances, wastes or materials, including without limitation petroleum or petroleum products, defined as such by any applicable Environmental Law or governmental agencies.

                            (b)     Throughout the period of its ownership or
operation of the Facilities of such Company, (i) neither such Company nor any of its subsidiaries has received any written notices, directives, violation reports, actions or claims from or by (A) any local, state, federal or foreign governmental agency concerning any violation by such Company of Environmental Laws or (B) any person alleging that, in connection with Hazardous Materials, conditions at any of the Facilities of such Company or such Company's acts or omissions have resulted in or caused or threatened to result in or cause injury or death to any person or damage to any property, including without limitation, damage to natural resources, and to such Company's knowledge, no such notices, directives, violation reports, actions, claims or allegations exist; (ii) the Facilities of such Company and the business operated by such Company and its subsidiaries are in compliance with all applicable state, federal, foreign and local Environmental Laws, except where any noncompliance with Environmental Laws would not have a Material Adverse Effect on such Company; (iii) no underground storage tanks either are or, to such Company's knowledge, have been located at any of the Facilities of such Company; and (iv) to such Company's knowledge, no friable asbestos or PCBs have been located at any of the Facilities of such Company.

                            (c)     There has been no spill, discharge or
release of Hazardous Materials by such Company or any of its subsidiaries at any of the Facilities of such Company; (ii) neither such Company nor any of its subsidiaries has treated, stored, disposed of, released or transported any Hazardous Material in a manner which would give rise to any material liability under any Environmental Laws; and (iii) such Company and its subsidiaries hold all necessary permits, licenses, approvals and consents to conduct their business as currently being conducted and are not in violation of any condition of any such permit, license or consent.

                                   ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

                 5.1 Conduct of Business Pending the Merger. Each Company agrees on its own behalf and on behalf of its subsidiaries that, except as contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time:

                          (a)     the respective businesses of each Company and
its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

                          (b)     such Company and its subsidiaries shall not
(i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate of Incorporation or Bylaws; or
(iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries;

                          (c)     such Company and its subsidiaries shall not
(i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except that such Company may in the ordinary course of business consistent with past practice grant stock options and stock purchase rights (in the case of Imagyn, with respect to up to 25,000 shares under Imagyn's 1995 Stock Plan only for previous commitments to prospective employees and with respect to 5,000 shares under Imagyn's 1996 Employee Stock Purchase Plan) under existing equity compensation plans of such Company that have been disclosed to the other Company in writing so long as such options are granted at fair market value on the date of grant, or, in the case of shares issued under employee stock purchase plans at the prices specified in such plans as disclosed to the other Company and the independent public accountants of both Companies have reviewed such grants and determined that such grants will not effect the proposed accounting treatment as a pooling of interests for the Merger and such Company may issue shares required to be issued upon exercise of existing stock options, warrants or similar plans, or under other contractual commitments previously made, which options, warrants, plans or commitments have been disclosed in writing to the other Company pursuant hereto; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                          (d)     such Company shall use its best efforts to
preserve intact the business organization of such Company and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and their respective subsidiaries; provided, however, that no breach of this covenant shall be deemed to have occurred if a failure to comply with this
Section 5.1(d) occurs as a result of any matter arising out of the transactions contemplated by this Agreement or any acquisition proposals made to such Company or the public announcement thereof;

                          (e)     such Company and its subsidiaries shall not
(i) knowingly take or allow to be taken any action which would jeopardize the treatment of the transactions contemplated hereby as a pooling of interests for accounting purposes or (ii) knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; and

                          (f)     such Company and its subsidiaries shall use
all reasonable efforts to prevent any representation or warranty of such Company herein from becoming untrue or incorrect in any material respect.

                 5.2 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, each Company agrees as to itself and its subsidiaries that it will not, without the prior written consent of the other Company (except as required by applicable law or pursuant to existing contractual arrangements or other plans or commitments as otherwise disclosed to the other Company in writing pursuant hereto or as set forth in this Agreement) (a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between such Company and one or more of its officers, directors or employees, in each case so as to materially increase the benefits thereunder (collectively, "COMPENSATION PLANS"), (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any Compensation
Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new employee benefit, welfare program or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or (e) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such Company of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

                 5.3 Current Information. From the date of this Agreement to the Effective Time, each Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than semi-monthly) with representatives of the other Company and to report the general status of its ongoing operations and to deliver to the other Company (not less than quarterly) unaudited consolidated balance sheets and related consolidated statements of income, stockholders equity and cash flows for the period since the last such report. Each Company will promptly notify the others of any material change in the normal course of business or in its or its subsidiaries' properties.

                 5.4 Letters of Company's Accountants. Each of Urohealth and Imagyn shall use all reasonable efforts to cause to be delivered to itself and to the other Company a so-called "comfort" letter of such Company's independent auditors with respect to the financial statements and other financial information of such Company included in the Registration Statement, each such letter dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to each of Urohealth and Imagyn, and in a form reasonably approved by the recipients prior to delivery thereof.

                 5.5 Legal Conditions to Merger. Each Company shall, and shall cause its subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of stockholders and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption would, in such party's reasonable opinion, (i) be materially burdensome to such party and its subsidiaries taken as a whole or impact in such a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or (ii) result in the imposition of a condition or restriction on such party or on the Surviving Corporation of the type referred to in Section 5.1(e). Each Company will promptly cooperate with and furnish information to the others in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

                 5.6 Affiliates. Prior to the mailing to the stockholders of each Company of the Proxy Statement, each Company shall deliver to the other a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of such Company, "affiliates" of such Company, for purposes of Rule 145 under the Securities Act. Each Company shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to the other Companies at least 10 days prior to the Closing Date a written "affiliates" agreement, in customary form, restricting the disposition by such person of the Urohealth Shares to be received by such person in the Merger, as contemplated by Rule 145 under the Securities Act and as required to qualify the Merger for pooling of interest accounting treatment and tax-free reorganization treatment under the Code. Certificates surrendered for exchange by any person constituting an "affiliate" of a Company within the meaning of Rule 145 under the Securities Act shall not be exchanged by the Exchange Agent for Urohealth Shares pursuant to Section 3.2 until Urohealth has received such agreement described in the preceding sentence.

                 5.7 Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Each Company shall file all reports required by regulation to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

                 5.8 Accounting Methods. No Company shall change its methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred in by such party's independent auditors or except as required under Section 6.12 hereof. No Company will change its fiscal year.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

                 6.1      Access and Information.

                          (a)     Each Company and their respective
subsidiaries shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives access during normal business hours throughout the period from the date hereof to the Effective Time to all of its books, records, properties, facilities, personnel commitments and records (including but not limited to Tax Returns) and, during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request.

                          (b)     All information furnished by any Company to
another Company pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger contemplated hereby. The parties will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with the Mutual Nondisclosure Agreement dated as of January 24, 1997 between Urohealth and Imagyn (the "CONFIDENTIALITY AGREEMENT") and such Confidentiality Agreement shall survive the termination of this Agreement.

                 6.2 Acquisition Proposals. Each Company and their respective subsidiaries will not, and will use their best efforts to cause their respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives (for purposes of this Section 6.2 only, being referred to as "affiliates") not to, initiate, solicit or encourage, directly or indirectly, or, except to the extent required in the exercise of the fiduciary duties of its Board of Directors under applicable law as advised by outside legal counsel, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than a party hereto or their affiliates relating to, any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities representing 10% or more of the total voting power of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any subsidiary, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "ACQUISITION PROPOSALS"). Each Company will promptly notify the others orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to the other parties hereto a copy of any written proposal.

                 6.3 Registration Statement. As promptly as practicable, the Companies shall prepare and file with the SEC the Registration Statement with respect to the Urohealth Shares to be issued in the Merger hereunder and use their best efforts to have the Registration Statement declared effective. Each Company shall furnish all information concerning such Company and the holders of its capital stock and shall take such other action as may be reasonably requested in connection with such Registration Statement and issuance of Urohealth Shares.

                 6.4      Proxy Statements; Stockholder Approvals.

                          (a)     Urohealth and Imagyn acting through their
respective Boards of Directors, shall, in accordance with applicable law and their Certificates of Incorporation and Bylaws:

                                    (i)        promptly and duly call, give
notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of their respective stockholders for the purpose of voting to approve and adopt this Agreement and shall use their respective best efforts, except to the extent the Board of Directors reasonably believe is otherwise required by its fiduciary duty, to obtain such stockholders approval;

                                  (ii)         except to the extent the Board
of Directors reasonably believes is otherwise required by its fiduciary duty, recommend approval and adoption of this Agreement by the stockholders of such Company, and include in the Proxy Statement such recommendations, and take all lawful action to solicit such approvals; and

                                  (iii)        as promptly as practicable,
prepare and file with the SEC a preliminary Proxy Statement and, after consultation with each other, respond to any comments of the SEC with respect to the preliminary Proxy Statement and cause the definitive Proxy Statement to be mailed to their respective stockholders. Whenever any event occurs which should be set forth in an amendment or a supplement to the Proxy Statement or any filing required to be made with the SEC, each party will promptly inform the other and will cooperate in filing with the SEC and/or mailing to stockholders such amendment or supplement. The Proxy Statement, and all amendments and supplements thereto, shall comply with applicable law and be in form and substance reasonably satisfactory to each such Company.

                          (b)     Urohealth as the sole shareholder of
Urohealth Sub, in accordance with applicable law and its Certificate of Incorporation and Bylaws will on or prior to the date of the stockholder meeting referred to in Section 6.4(a)(i), approve the Merger.

                 6.5 Stock Exchange Listing. The Companies shall take such action as may be necessary or desirable to include the Urohealth Shares to be issued pursuant to the Merger on The Nasdaq Stock Market National Market.

                 6.6 Antitrust Laws. As promptly as practicable, each Company shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to Section 6.1 hereof, each Company will furnish to the others such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to Section
6.1 hereof, each Company will provide the others with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

                 6.7 S-8 Registration Statement. Urohealth agrees that as soon as reasonably practicable after the Effective Time it will cause to be filed one or more Registration Statements on Form S-8 under the Securities Act, or amendments to any existing Registration Statements on Form S-8 covering stock options and warrants, to register the Urohealth Shares issuable upon exercise of the Imagyn converted options or warrants, and at or prior to the Effective Time, Urohealth shall take all corporate action necessary to reserve for issuance a sufficient number of Urohealth Shares for delivery upon exercise of the options and warrants, conversion of convertible securities or otherwise pursuant to other contractual commitments assumed pursuant to Section 3.3 hereof. The consummation of the Merger shall not be treated as a termination of employment for purposes of any Imagyn option plan.

                 6.8 Public Announcements. So long as this Agreement is in effect, each Company agrees that it will obtain the approval of the other parties prior to issuing any press release and will use its best efforts to consult with the others before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the National Association of Securities Dealers, Inc.

                 6.9 Expenses. Except as provided in Section 8.3(d) below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

                 6.10       Additional Agreements.

                            (a)     Subject to the terms and conditions herein
provided, including without limitation those set forth in the proviso to
Section 5.5 hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.

                            (b)     Subject to the terms and conditions herein
provided, including without limitation those set forth in the proviso to
Section 5.5 hereof, each Company will cooperate with the others and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

                            (c)     Each party will keep the other party
apprised of the status of any inquiries made of such party by the Federal Trade Commission, the Department of Justice, the SEC, or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated herein.

                 6.11 Company Accruals and Reserves. Prior to the Closing Date, each Company shall review and, to the extent determined necessary or advisable, consistent with generally accepted accounting principles and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its accrual, reserve and provision policies and practices to
(a) reflect the Surviving Corporation's plans with respect to the conduct of the Company's business following the Merger and (b) make adequate provision (for the costs and expenses relating thereto) so as to be applied consistently on a mutually satisfactory basis with those of the other Company. The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this Section 6.11. Notwithstanding the foregoing, (i) no Company shall be obligated to take in any respect any such action pursuant to this Section 6.11 (other than pursuant to the preceding sentence) unless and until the other Company acknowledges that all conditions to their obligations to consummate the Merger have been satisfied and (ii) no adjustments made solely as a result of this Section 6.11 shall change the Exchange Ratio.

                 6.12 Director and Officer Indemnification. All rights to indemnification existing in favor of the directors, officers and agents of Imagyn (the "INDEMNIFIED PARTIES") under the provisions existing on the date hereof of any of Imagyn's Certificate of Incorporation, Bylaws and indemnification agreements shall survive the Effective Time for at least three years thereafter (including any directors' and officers' liability insurance heretofore maintained by Imagyn) and Urohealth agrees to indemnify the Indemnified Parties to the full extent required or permitted by Imagyn under the provisions existing on the date hereof of the Certificate of Incorporation, Bylaws and indemnification agreements of Imagyn.

                 6.13 Voting Agreements. Concurrently with the execution and delivery of this Agreement, each of the Companies shall have delivered to the other voting agreements to vote in favor of the Merger executed by the five officers and/or directors of such Company holding or representing the largest number of voting shares of such Company.

                 6.14     Certain Employment Arrangements.

         (a) At or prior to the Effective Time, Franklin D. Brown ("BROWN") shall receive a lump-sum severance payment in an amount equal to his annual salary, such payment to be in cancellation of Executive's existing rights with respect to severance under his employment agreement. At the Effective Time, Imagyn and Brown shall have executed a Non-competition Agreement in the form attached hereto as Exhibit 6.14(a). Such Non-competition Agreement shall restrict Brown from engaging in a business that is competitive with Imagyn's current business for a 12 month term after the Effective Time and provide for a payment of $120,000 on January 2, 1998 and $120,000 on June 30, 1998.

         (b) At or prior to the Effective Time, Urohealth and each of Christopher Bova, Susan Dube, Manuel Garcia-Jurado, Kristine Lahman, J.C. MacRae, and Keith Tholin shall have executed an employment agreement substantially in the form of Exhibit 6.14(b) hereto. Such agreement shall provide for the employment of such person for a 12-month term at such person's current salary with severance for the balance of such 12-month period in the event of termination of such person's employment by Urohealth without cause, or termination of employment by such person for "good reason." Any of the foregoing individuals employed by Imagyn at the Effective Time who are not offered, or do not accept, employment with Imagyn or Urohealth following the Effective Time shall at the Effective Time receive a severance payment in an amount equal to his or her annual salary.

         (c) Urohealth shall assume the agreements between Imagyn and each of Imagyn's two regional managers and one director of national accounts.

         (d) Urohealth shall assume the employment agreement, dated December 12, 1996, as modified by a letter dated February 26, 1997, by and between Imagyn and Gary Woker. Urohealth shall assume the employment agreement dated January 10, 1997 between Imagyn and Thomas Hazen.

         (e) Each individual listed in the disclosure letter and referencing this Section 6.14 (e) who remains employed by Imagyn through and including the Effective Time shall receive under a retention program both (i) as soon as practicable after the Effective Time, an amount equal to two times such person's current monthly salary and (ii) in the event that such person's employment is terminated without cause within 120 days after the Effective Time, such person shall be entitled to receive an amount equal to three times such person's current monthly salary.

         (f) Urohealth shall satisfy Imagyn's obligations under the Special Incentive Program for Sales Representatives, U.S. Sales Managers and International Sales Managers, which program shall terminate at the Effective Time.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

                 7.1 Conditions to All Companies' Obligation to Effect the Merger. The respective obligations of all Companies to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by all, but not less than all, Companies:

                          (a)     Any waiting period applicable to the
consummation of the Merger under the HSR Act shall have expired or been terminated.

                          (b)     The Registration Statement shall have become
effective in accordance with the provisions of the Securities Act.

                          (c)     This Agreement and the transactions
contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of each Company in accordance with applicable law.

                          (d)     No preliminary or permanent injunction or
other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of a Certificate of Merger with the Secretary of State of Delaware, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "CONSENTS") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "REQUISITE REGULATORY APPROVALS") and all such Requisite Regulatory Approvals shall be in full force and effect. All state securities or blue sky permits and other authorizations necessary to issue the Urohealth Shares in exchange for the Imagyn Shares and to consummate the Merger shall have been received.

                          (e)     There shall not be any action taken, or any
statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon any Company or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

                          (f)     The aggregate amount of cash required to be
paid on account of all Excluded Shares and with respect to any cash payments for fractional Urohealth Shares pursuant to Section 3.4, shall not exceed ten percent (10%) of the value (determined in accordance with APB Opinion No. 16) of the Urohealth Shares issuable in exchange for Imagyn Shares at the Effective Time.

                          (g)     Each Company shall have received a letter,
dated the Closing Date, of its regularly retained independent auditors, and in form and substance reasonably satisfactory to it to the effect that the Merger qualifies for "pooling of interests" treatment for financial reporting purposes and that such accounting treatment is in accordance with generally accepted accounting principles.

                 7.2 Conditions to Obligation of Each Company to Effect the Merger. The obligation of each Company to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by such Company:

                          (a)     Each of the other Companies shall have
performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the other Companies contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and each Company shall have received a certificate of the Chairman of the Board, the President or an Executive Vice President or a Senior Vice President of each of the other Companies as to the satisfaction of this condition.

                          (b)     Each Company shall have received an opinion
of its outside counsel, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger applicable to such Company will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that such Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering any such opinion, such counsel may require and, to the extent they deem necessary and appropriate, may rely upon representations made in certificates of each Company, their affiliates and principal shareholders. In addition, each Company shall have received the opinion of its, and the other Companies' respective, outside counsel dated the Closing Date and addressed to itself and all other Companies covering the additional matters set forth in Exhibit 7.2(b).

                          (c)     Each Company shall have obtained the consent
or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the Surviving Corporation and its subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.

         7.3     Conditions to the Obligations of Urohealth and Urohealth Sub
to Effect the Merger.   The obligation of Urohealth and Urohealth Sub to effect
the Merger shall be subject to the resolution of the matter described in the second paragraph of page eight of the disclosure letter dated the date hereof of Imagyn, such resolution to be to the satisfaction of Urohealth and with the prior approval of Urohealth.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

                 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Companies:

                          (a)     By mutual written consent of all of the
Companies.

                          (b)     By any Company if the Merger shall not have
been consummated on or before September  30, 1997.

                          (c)     By any Company if there shall have been any
material breach of a material obligation of another Company hereunder and, if such breach is curable, such default shall have not been remedied within 10 days after receipt by the other Company, as the case may be, of notice in writing from such Company specifying such breach and requesting that it be remedied; provided, that such 10-day period shall be extended for so long as the other Company shall be making diligent attempts to cure such default.

                          (d)     By any Company if any court of competent
jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable.

                          (e)     By any Company upon written notice to the
others if any approval of the stockholders of a Company required for the consummation of the Merger submitted for their approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof.

                          (f)     By Imagyn, if it shall receive any
Acquisition Proposal after the date hereof from a third party or parties and the Board of Directors of Imagyn shall have determined in good faith that in the exercise of its fiduciary duties to the stockholders of Imagyn that Imagyn must pursue such Acquisition Proposal.

                 8.2      Effect of Termination.

                          In the event of termination of this Agreement as
provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of any Company or their respective officers or directors (except as set forth in Section 6.1(b) hereof and except for Sections 6.10, 8.3, 9.2 and 9.6 hereof which shall survive the termination). Nothing contained in this Section 8.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

                 8.3      Cancellation Fee.

                          (a)     If at any time (i) Imagyn shall have entered
into an agreement, including without limitation an agreement in principle, with respect to an Acquisition Proposal other than the Merger contemplated by this Agreement; (ii) Imagyn shall breach any of the provisions of Section 6.2 above or shall recommend or approve an Acquisition Proposal pursuant to Section 6.2; or (iii) any person, entity or group of persons or entities acting in concert shall acquire beneficial ownership of more than fifty percent (50%) of the voting securities of Imagyn as a result of an Acquisition Proposal and, in the case of (i) or (ii), this Agreement is terminated by Imagyn pursuant to Section 8.1(c), Section 8.1(e), or Section 8.1(f); then Urohealth shall be entitled to be paid by Imagyn a fee in cash or immediately available funds of Three Million Five Hundred Thousand U.S. Dollars ($3,500,000) (the "CANCELLATION FEE").

                          (b)     Imagyn shall pay to Urohealth the
Cancellation Fee provided in Section 8.3(a) above within ten (10) days of written demand therefor by Urohealth. The payment of the Cancellation Fee shall be conditioned on there being no material breach of the obligations of Urohealth and Urohealth Sub hereunder. If Imagyn fails to pay any amount due Urohealth pursuant to this Section 8.3 when due, Imagyn shall pay interest thereon, from the date due until the date paid in full, at the Prime Rate as announced from time to time by Bank of America or any successor thereto (the "PRIME RATE") and shall reimburse Urohealth for all reasonable attorneys' fees and other costs and expenses incurred by Urohealth in collecting such amount from Imagyn.

                          (c)     Notwithstanding anything herein to the
contrary, payment of the Cancellation Fee as provided in subsections (a) and
(b) of this Section 8.3 shall constitute full settlement of any and all liabilities and obligations of Imagyn under this Agreement, except for liabilities arising from fraud or intentional misrepresentation with respect to this Agreement by Imagyn and except as provided in subsection (d).

                          (d)     In the event that either Imagyn or Urohealth
terminates this Agreement pursuant to Section 8.1(c) hereof, then the non-terminating party shall pay to the terminating party One Million U.S. Dollars ($1,000,000) representing full payment of the terminating party's reasonable out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement ("EXPENSE REIMBURSEMENT PAYMENT"); provided, however, that the terminating party shall not be entitled to any Expense Reimbursement Payment pursuant to this Section 8.3(d) if at the time of termination the non-terminating party also would have been entitled to terminate this Agreement pursuant to Section 8.1(c). In addition, if the stockholders of Urohealth or Imagyn fail to approve the Merger and this Agreement is terminated by Imagyn or Urohealth pursuant to Section 8.1(e), then the party whose stockholders have so failed to approve the Merger shall pay to the other party thereto the Expense Reimbursement Payment; provided, however, that no such Expense Reimbursement Payment shall be due under this sentence if the stockholders of the party which would have otherwise been entitled to such Expense Reimbursement Payment have previously failed to approve the Merger at the stockholders meeting called for that purpose; and provided, further that the Expense Reimbursement Payment shall not be payable in the event that the Cancellation Fee is payable.

                 8.4 Amendment. This Agreement may be amended by action taken at any time before or after approval hereof by the stockholders of the Companies, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                 8.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such





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
party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

                 9.1 Survival of Representations, Warranties and Agreements. No representations, warranties or agreements contained herein shall survive beyond the Effective Time except that the agreements contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 6.7, 6.9, 6.13, 9.1, 9.6 and 9.7 hereof, and all other agreements of Urohealth, shall survive beyond the Effective Time.

                 9.2 Brokers. Urohealth represents and warrants to Imagyn that, except for its financial advisor Piper Jaffray Inc., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Urohealth. Imagyn represents and warrants to Urohealth that, except for its financial advisor Dillon, Read & Co. Inc., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Imagyn.

                 9.3 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                          (a)     If to Urohealth, to:
                                  Urohealth Systems, Inc.
                                  5 Civic Plaza, Suite 100
                                  Newport Beach, California 92660
                                  Attention:       President and Chief
                                                   Executive Officer
                          with a copy to:
                                  Morrison & Foerster LLP
                                  19900 MacArthur Boulevard, Suite 1200
                                  Irvine, California 92612
                                  Attention:  Robert M. Mattson, Jr., Esq.

                          (b)     If to Imagyn, to:

                                  Imagyn Medical, Inc.
                                  27651 La Paz Road
                                  Laguna Niguel, California 92677
                                  Attention:  President and Chief
                                              Executive Officer

                          with a copy to:
                                  Wilson Sonsini Goodrich & Rosati
                                  650 Page Mill Road
                                  Palo Alto, California 94304
                                  Attention: Christopher D. Mitchell, Esq.

         (c)     If to Urohealth Sub to:
                                  Morrison & Foerster LLP
                                  19900 MacArthur Boulevard, Suite 1200
                                  Irvine, California 92612
                                  Attention:  Robert M. Mattson, Jr.

                 and with a copy to all other Companies as aforesaid.

                 9.4 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits, and other documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise.

                 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

                 9.7 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit or remedies of any nature whatsoever or by reason of this Agreement.

                 9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                 9.9 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                 9.10 Jurisdiction and Venue. Each party hereto hereby agrees that any proceeding relating to this Agreement and the Merger shall be brought in a state court of Delaware. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Delaware court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Delaware court or to any claim that such Delaware court is an inconvenient forum.

                 9.11 Investigation. The respective representations and warranties of each Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

                 9.12 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of any or Company, the written consent of the Chief Executive Officer of a Company shall be sufficient to constitute such consent.





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
                 IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                        UROHEALTH SYSTEMS, INC.


                                        By:  /s/ CHARLES A. LAVERTY
                                            ------------------------------------
                                            Name:   Charles A. Laverty
                                            Title:  President and
                                                    Chief Executive Officer
Attest


/s/ KEVIN M. HIGGINS
-----------------------------
Kevin M. Higgins
Secretary

                                        UROHEALTH ACQUISITION CORPORATION


                                        By:  /s/ CHARLES A. LAVERTY
                                            ------------------------------------
                                            Name:   Charles A. Laverty
                                            Title:  President and
                                                    Chief Executive Officer
Attest


/s/ KEVIN M. HIGGINS
-----------------------------
Kevin M. Higgins
Secretary

                                        IMAGYN MEDICAL, INC.


                                        By:     /s/ FRANKLIN D. BROWN
                                            ------------------------------------
                                            Name:   Franklin D. Brown
                                            Title:  President and
                                                    Chief Executive Officer

Attest


/s/ J. Casey McGlynn
---------------------------
Secretary





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